Exhibit 99.2

AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC. BREAKS ESCROW

— REIT to admit new stockholders on a daily basis —

New York, NY – American Realty Capital New York Recovery REIT, Inc. (the “Company”) announced today that it has raised proceeds sufficient to break escrow in connection with its initial public offering.  The Company has now broken escrow and admitted initial investors as stockholders.  New stockholders will continue to be admitted on a daily closing basis.  The Company now accepts stockholders residing in 48 of the 50 states.  Investors residing in Pennsylvania will be admitted after aggregate subscriptions reach $75 million.  Investors residing in Tennessee will be admitted after aggregate subscriptions reach $20 million.

American Realty Capital New York Recovery REIT, Inc., a public non-traded REIT, has commenced its initial public offering of up to 150,000,000 shares of common stock at a purchase price of $10 per share, for an aggregate offering amount of up to $1,500,000,000.  The Company is offering the shares of common stock on a “best efforts” basis through its affiliate, Realty Capital Securities, LLC, the dealer manager for this offering. The Company intends to use the proceeds from the offering to acquire commercial real estate primarily in New York City.  The Company currently owns the Interior Design Building located at 306 East 61st Street in Manhattan, New York and a portfolio of five retail condominiums located on Bleecker Street in Manhattan, New York.

A registration statement relating to the offering of these securities has been filed with the U.S. Securities and Exchange Commission and declared effective.  The offering will be made only by means of a prospectus.  Copies of the prospectus for the offering may be obtained by contacting:  Realty Capital Securities, LLC, Three Copley Place, Suite 3300, Boston, MA 02116, Tel: 1-877-373-3522.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Actual results and trends could differ materially from those set forth in such statements due to the following risks: The failure to qualify or maintain the requirements to be taxed as a REIT would reduce the amount of income available for distribution and limit the Company’s ability to make distributions to its stockholders.  No public market initially exists for the Company’s shares of common stock, and one may never exist for this or any other such type of real estate program.  Securities are being offered on a best efforts basis. These are speculative securities and as such involve a high degree of risk. There are substantial conflicts among an offering and its sponsor, advisor, dealer manager and property manager. There is no assurance that the value of the real estate will be sufficient to return any portion of investors' original capital. Operating results will be affected by economic and regulatory changes that have an adverse impact on the real estate market and we cannot assure you that there will be growth in the value of the properties.

To arrange interviews with executives of American Realty Capital New York Recovery REIT, Inc., please contact Tony DeFazio at 484-532-7783 or tony@defaziocommunications.com